Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
          This Separation Agreement and General Release Agreement is entered into this 3 day of November, 2008 by and between Kathy Hollenhorst (hereinafter referred to as “HOLLENHORST”) and Caribou Coffee Company, Inc., a Minnesota Corporation (hereinafter referred to as the “Company”).
          WHEREAS, HOLLENHORST’S employment with the Company shall terminate at the close of business on December 10, 2008; and
          WHEREAS, HOLLENHORST and the Company want to fully and finally settle all issues differences and claims whether potential or actual between them including but not limited to any claim that might arise out of HOLLENHORST’S employment with the Company and the termination of such employment.
          NOW THEREFORE in consideration of the mutual promises contained in this Agreement it is agreement as follows:
          1. SEPARATION
          The parties agree that HOLLENHORST’S employment with the Company shall terminate on the close of business December 10, 2008.
          2. SEPARATION PAYMENTS
          A. As a result of HOLLENHORST’S termination from employment as described in Section 1, HOLLENHORST will receive in her final paycheck the following payments:
          (i) A final payroll check less applicable withholding; and
          (ii) An amount equal to her accrued but unpaid vacation pay, less applicable withholding.
          B. In consideration of and in complete and total settlement of the claims described below in Section 3, Company shall pay HOLLENHORST an amount equal to her base salary at the last prevailing salary rate equal to six (6) months, totaling $109,068.70, less applicable withholding. If HOLLENHORST has not rescinded this Agreement pursuant to Section 4 herein, this amount will be paid to HOLLENHORST in order to comply with Section 409A of the Internal Revenue Code in a lump sum, less applicable withholding, six (6) months and one (1) day following December 10, 2008.
          C. Following completion of calendar year 2008, the Company shall calculate whether under the 2008 Bonus Plan for CEO, CFO, SVP, VP, Sr. Directors and Directors, HOLLENHORST would have earned any bonus and pay HOLLENHORST an amount equal to 11/12 of any such bonus that would have otherwise been earned. Any amount so calculated will be paid to HOLLENHORST on or before March 15, 2009. HOLLENHORST shall not be eligible for any discretionary bonus that might otherwise be paid to other executives of the company. The eligibility for any bonus under this Section 2. C. shall have no effect upon any other provisions of this Agreement.

          D. HOLLENHORST shall be allowed to keep her computer, printer and Blackberry after all Company paid for software and data has been removed. HOLLENHORST shall be responsible for making arrangements for any new voice or data plan for the Blackberry.
          3. RELEASE OF CLAIMS
          HOLLENHORST and the Company intend to settle any and all claims except for any Workers Compensation claims made prior to December 10, 2008, that HOLLENHORST has or may have against the Company as a result of the Company’s hiring of HOLLENHORST, HOLLENHORST’S employment with the Company, and the cessation of HOLLENHORST’S employment with the Company. HOLLENHORST agrees that in exchange for the Company’s promises specified in this Agreement and in exchange for additional consideration to be paid to HOLLENHORST by the company as described above in Sections 2.B. HOLLENHORST for herself, her heirs, successors and assigns, herby releases and discharges the Company, its parent and affiliated companies, and each of their respective directors, officers, agents, employees, successors and assigns all of whom are hereinafter sometimes referred to as “releasees”, from any and all liability or damages arising out of her relationship with the releasees through the date of signing this Agreement, whether known or unknown, foreseen or unforeseen, and, to the maximum extent permitted by law, agrees not to institute any claims for damages nor authorize or assist any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings or otherwise against the Company or any of the releasees for any such claim including, but not limited to, any claims arising under or based on Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000E et seq.); the Age Discrimination in Employment Act (29 U.S.C § 621 et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.); the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the law, regulation or ordinance of any state or local governmental unit; and any contract, quasi contract, negligence or tort claims, whether for compensatory or punitive damages, and whether developed or undeveloped, arising from or related to the company’s hiring of HOLLENHORST, HOLLENHORST’S employment with the Company, and the cessation of HOLLENHORST’S employment with the company, and including but not limited to attorney’s fees, related costs and interest. HOLLENHORST and the Company agree that signing of this Agreement does not apply to and shall not affect her right to enforce the terms of this Agreement, to seek remedy for breach of this Agreement, to subsequently assert any claims arising from acts occurring solely after the execution of this Agreement, or to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission.

          4. RIGHT TO RESCIND
          HOLLENHORST has been informed of her right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. Ch. 363A by written notice to the Company within fifteen (15) calendar days following her execution of the Agreement. To be effective, the rescission must be in writing and delivered to the Company either by hand or mail within the fifteen (15) day period. If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period; (2) properly addressed to the Company as set forth in Section 14 hereof; and (3) sent by certified mail, return receipt requested.
          HOLLENHORST has also been informed that the terms of this Agreement shall be open for acceptance by her for a period of forty five (45) days, during which time she may consider whether to accept the Company’s offers and execute this Agreement. HOLLENHORST understands that she is free to sign and return the Agreement at any time within the 45-day period. The parties agree that any changes in this Agreement made prior to signing, whether material or not, do not restart the forty five (45) day period for consideration.
          It is understood the Company shall have no obligation under this Agreement whatsoever in the event of such rescission, in whole or in part, by HOLLENHORST.
          5. NO RECOGNITION OF WRONGDOING
          The signing of this Agreement and payment of the money described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company.
          6. OUTPLACEMENT
          The following expiration of the rescission period set forth in Section 4, the Company agrees to provide for nine months of career transition services through Career Partners International should HOLLENHORST elect to take advantage of such services.
          7. CONFIDENTIALITY
          HOLLENHORST agrees to keep the terms and conditions of this Agreement confidential and not disclose them to any person other than her attorney, accountant or spouse who shall each be advised to keep such information confidential. HOLLENHORST represents that she has not disclosed the terms and conditions of this Agreement to any person other than her attorney, accountant or spouse prior to signing this Agreement.

          8. THIRD PARTY INQUIRIES
          In response to inquiries by third parties regarding the reasons for HOLLENHORST’S separation from the Company, the parties will only state the dates of HOLLENHORST’S employment and nothing further. HOLLENHORST will not grant interviews with any form of media including, without limitation, internet, radio, television, newspaper, trade paper or other publications regarding her separation from the company nor will she provide commentary on the Company, its methods of operations or on any of its directors, officers or employees. If any such inquires are made, HOLLENHORST will immediately notify the Vice President of Human Resources of the Company.
          9. NON-DISCLOSURE
          HOLLENHORST agrees to hold in confidence and not to directly or indirectly reveal, disclose, use or transfer any “Confidential Information” at any time hereafter to any person or entity and covenants and represents that she has not done so heretofore. The term “Confidential Information” means all information or material proprietary to the Company, its subsidiaries or affiliates and not generally known, about which HOLLENHORST obtained knowledge of or access to through HOLLENHORST’S relationship with the Company. “Confidential Information” includes, but is not limited to, the following types of information and other information of similar nature whether or not in writing: the Company’s, its subsidiaries’ or affiliates’ financial statements, financial information, buying, marketing and pricing methods, plans and techniques; concepts, compilations, know how, procedures, manuals; reports; lists of existing and contemplated clients, employees, customers, products, services and supplies; the methods, products and services used and preferred by specific clients and customer’s financial information, employee lists and other confidential information entrusted by clients, customers and other third parties to the Company, its subsidiaries and affiliates.
          HOLLENHORST agrees to promptly refer to any requests for Confidential Information he receives to the Vice President of Human Resources of the Company.
          10. CONTROLLING LAW
          This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. This Agreement is made in Minnesota and state or federal courts in Hennepin County, Minnesota shall have exclusive jurisdiction and venue over any dispute arising hereunder.
          11. BREACH
          If HOLLENHORST breaches any of the agreements contained herein, all amounts paid to HOLLENHORST pursuant to Section 2.B. shall be considered unearned, and at the option of the Company and as consistent with applicable law, be forfeited and returned to the Company and any amounts to be paid shall cease. This provision shall not prevent the Company from pursuing its remedies and seeking damages for breach of this Agreement.

          12. ENTIRE AGREEMENT
          This Agreement contains all understandings and agreements between the parties concerning the termination of HOLLENHORST’S employment with the Company. Except as specifically set forth herein, it does not terminate or supersede any past employment obligations of HOLLENHORST to the Company under any prior agreement or policy of the Company pertaining to confidentiality of information or ownership of information, property, copyrights, inventions or other intellectual property of the Company. Any modification of or addition to this Agreement must be in writing and signed by HOLLENHORST and the Company.
          13. REPRESENTATION
          HOLLENHORST herby affirms and acknowledges that she has read the foregoing Agreement and fully appreciates the meaning of the terms of this Agreement and their effect, and that she enters into this Agreement freely and voluntarily. HOLLENHORST also affirms and acknowledges that the Company has advised that she consult with an attorney prior to signing the Agreement.
          14. NOTICES
          All notices and other communication required or allowed under this Agreement will be in writing and either delivered or sent by registered or certified mail, postage prepaid, unless notice of different address is give, to:

Company:	Karen McBride
Vice President of Human Resources
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue N.
Minneapolis, MN 55429

With copy to:	Dan E. Lee
General Counsel and Secretary
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue N.
Minneapolis, MN 55429

Hollenhorst:	KATHY HOLLENHORST
13985 Woodland Court
Becker, MN 55308
               To receive the consideration set forth in this Agreement, you must sign and return this Agreement to the Company within 45 days after receiving it and not rescind within the 15-day period described in Section 4.
          IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

Caribou Coffee Company, Inc.

Kathy Hollenhorst	Name:

Date	Title

Date